Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-2 (No. 333-65364) and Form S-8 (No. 333-42153) of our report dated November 5, 2003 relating to the consolidated financial statements of CHS Inc. for the year ended August 31, 2003, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
November 20, 2003